Exhibit 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement ("Agreement") between Southwest Water Company ("Company") and Cheryl L. Clary ("Executive") is entered into effective as of April 28, 2006 ("Effective Date"). The Company and Executive are each a Party and are collectively referred to as the "Parties" to this Agreement.

                              REASON FOR AGREEMENT
                              --------------------

     A. As part of an orderly succession process and in accordance with prudent corporate governance practices, the Company has retained an executive recruiting firm to begin a search for a new Chief Executive Officer ("CEO").

     B. The Company considers a sound and vital management team to be essential and wishes to encourage the Executive to effectively perform Executive's duties and responsibilities without distraction from circumstances arising in the event of a change of CEO. Therefore, in the event a new CEO is hired during the Term, the Company desires to provide certain incentives and separation benefits under the terms and conditions provided in this Agreement. The date a new CEO is hired will be referred to as the "Transition Date."

     C. The Parties desire to formalize the terms of their continued employment relationship.

     THEREFORE, in consideration of the promises and of the covenants and agreements herein provided, the Parties agree as follows:

     1. Term. The term of this Agreement begins on the Transition Date and continues until the first anniversary of the Transition Date ("Term"). Notwithstanding any other provision of this Agreement, if the Transition Date has not occurred on or before December 31, 2006, this Agreement expires on December 31, 2006 ("Expiration Date"). Prior to the Transition Date and following the Expiration Date, the terms and conditions of Executive's employment will be governed by the Company's usual policies for executives (including any Company Change of Control Agreement then in effect) or as otherwise agreed by the Parties.

     2. Duties and Responsibilities.

          2.1. Duties. During the Term, Executive agrees to continue to serve as Chief Financial Officer and will have such powers, duties and responsibilities as are usually vested in Executive's position and as may be assigned from time to time by the CEO and the Board of Directors, subject to the direction of the CEO and the Board of Directors.

          2.2. Business Ethics. During the Term, Executive will perform Executive's duties and responsibilities faithfully, diligently and to the best of Executive's ability, consistent with the highest and best standards of the industry and in compliance with all applicable laws and the Company's policies and procedures. Executive understands that it is the Company's policy to conduct its business according to the highest moral, ethical and legal standards and agrees to uphold those standards of business conduct and ethical principles, and comply with all applicable laws and regulations and the Company's Ethics Policy.

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     3. Compensation and Method of Payment.

          3.1.1. Compensation. For so long as Executive is employed by the Company during the Term, Executive will receive the base salary Executive is currently receiving and will be eligible for such salary review, bonus programs and stock option awards as may be established by the Company for Executive and as may be approved by the Compensation and Organization Committee and the Board of Directors.

          3.1.2. Reasonable Expenses. For so long as Executive is employed by the Company during the Term, the Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of Executive's duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other reasonable supporting information as the Company may request.

          3.1.3. Benefits. For so long as Executive is employed by the Company during the Term, Executive may continue to participate in the Company's executive fringe benefits, health insurance, life insurance, key employee insurance and other plans and programs in effect from time to time for executives of the Company and its affiliates at comparable levels of responsibility.

        3.2. Reservation Of Rights. Notwithstanding any other provision of this Agreement, the Company reserves the right to modify, suspend or discontinue any and all benefit plans, practices, policies and programs at any time whether before or after termination of employment without advance notice to or recourse by Executive.

        3.3. Payment Of Compensation. The Company will pay Executive's Base Salary in accordance with the normal payroll cycle of the Company as established from time to time, subject to applicable taxes, withholding and other required, usual or elected employee deductions.

     4. Termination Of Agreement. This Agreement will terminate upon the earliest to occur of any of the following (the last day of Executive's employment will be referred to as the "Termination Date"):

        4.1. Expiration Of Term. This Agreement will terminate on Expiration Date or at the end of the Term, although Executive's employment may continue after the Term or the Expiration Date.

        4.2. Termination Of Executive's Employment By Company For Cause. The Company may terminate Executive's employment for "Cause." Executive's employment will terminate immediately following written notice from the Company to Executive which identifies the termination provision relied upon and outlines in reasonable detail the circumstances claimed to provide the basis for termination. For the purpose of this Section 4.2, "Cause" for termination will be deemed to include (a) acts or omissions by Executive which could materially adversely affect the Company; (b) acts or omissions by Executive which constitute discriminatory, harassing or retaliatory conduct; (c) theft, fraud, dishonesty or Executive's conviction of a felony; (d) Breach of Executive's fiduciary duty or duty of loyalty to the Company, including violation of the restrictive covenants in Section 6 of this Agreement; (e) the continued failure of Executive to substantially perform Executive's duties with the Company, which failure is not remedied within thirty (30) days after a demand for substantial performance is delivered to Executive by the Company; or (f) Executive's failure to comply with any material term of this Agreement.

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        4.3. Termination by Company Upon Executive's Disability Or Death.
Executive's employment will terminate immediately upon the death of Executive. In addition, the Company may terminate Executive's employment upon reasonable determination that Executive has a permanent disability and is unable to perform Executive's duties and responsibilities with or without reasonable accommodation.

        4.4. Involuntary Termination of Employment. The Company may terminate this Agreement and Executive's employment for any reason or no reason upon 60 days written notice. For purposes of this Agreement, the termination of Executive's employment by the Company, other than a termination for Cause, death or disability will be referred to as "Involuntary Termination of Employment." The date of Company's notice of termination to Executive under this Section 4.4, or Executive's notice of termination to the Company under Section 4.5, will be referred to as "Notice of Termination Date."

        4.5. Voluntary Termination by Executive for Good Reason. Executive may terminate Executive's employment for "Good Reason" upon 60 days written notice. For purpose of this Agreement, "Good Reason" means the occurrence of any of the following without Executive's express written consent, unless such circumstances are corrected within a reasonable time after written notice from Executive to the Company which identifies the termination provision relied upon and outlines in reasonable detail the circumstances claimed to provide the basis for the Good Reason termination: (a) the Company materially reduces Executive's Base Salary or benefits, unless such reduction is on a basis not materially less favorable to Executive relative to other employees in comparable positions; (b) the Company substantially and adversely reduces duties and scope of responsibility; provided however that the assignment of different or additional management responsibilities does not by itself constitute a substantial and adverse reduction; or (c) the Company relocates Executive's office to a location more than 50 miles from its location on the Effective Date (except that required travel by Executive to an extent substantially consistent with Executive's business travel obligations as of the Effective Date will not constitute relocation under this Section).

     5. Effect of Termination.

        5.1. Termination for Good Reason or Involuntary Termination. In the event of Executive's Voluntary Termination of Employment for Good Reason (as defined in Section 4.5) or the Company's Involuntary Termination of Executive's Employment (as defined in Section 4.4) within one year of the Transition Date, Executive will be entitled to receive the following compensation and benefits, subject to Executive's compliance with Section 5.4 and Section 6:

          5.1.1. Accrued Compensation Due at Termination. The Company will pay to Executive when due (a) all accrued but unpaid compensation, including accrued but unpaid vacation pay; (b) reimbursement of approved business expenses; and
(c) benefits provided under the Company's benefit plans and as otherwise required by law.

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          5.1.2. Severance Pay. The Company will pay to Executive, as severance pay, an amount equal to 0.75 times Executive's Base Salary as of the Notice of Termination Date when calculated on an annual basis and an additional cash payment of $25,000. The severance pay will be paid in lump sum six months after Executive's Termination Date, except as may otherwise be required to comply with
Section 409A of the Internal Revenue Code.

          5.1.3. Acceleration of Option Vesting. All unvested options granted to Executive which would have vested within one year of the Termination Date under any equity compensation plan of the Company will vest and become immediately exercisable on the Notice of Termination Date, except as may otherwise be required to comply with Section 409A of the Internal Revenue Code. If Executive remains employed until the expiration of the Term, Executive will not be entitled to this acceleration of option vesting.

          5.1.4. Change of Control. The Parties agree that Executive will execute a Change of Control Severance Agreement of even date and concurrently with the execution of this Agreement. If Executive's employment is terminated upon the occurrence of a Change of Control (as that term is defined in the Executive's Change of Control Agreement then in effect), Executive will be entitled to the greater of the benefits provided under this Agreement or the Change of Control Agreement, but not both.

        5.2. Other Termination of Employment. In the event that Executive's employment terminates for any reason other Executive's Voluntary Termination of Employment for Good Reason or the Company's Involuntary Termination of Executive's Employment, the Company will pay Executive (a) all accrued but unpaid compensation, including accrued but unpaid vacation pay; (b) reimbursement of approved business expenses; and (c) benefits provided under the Company's benefit plans and as otherwise required by law.

        5.3. Resignation As Board Member Or Officer. Immediately upon the termination of Executive's employment with the Company, Executive will tender a written notice of Executive's resignation from any and all offices of the Company and all subsidiaries, affiliates or clients in which Executive represents the Company in the capacity of an officer or director. Notwithstanding any failure by Executive to provide the Company with such written notice of resignation within three days after the date of the termination of Executive's employment with the Company, Executive authorizes and directs the Board of Directors to accept Executive's resignation from all said positions effective as of the date of termination of Executive's employment.

        5.4. Execution Of Release Agreement As Condition To Receiving Payments. In the event of Executive's Voluntary Termination of Employment for Good Reason (as defined in Section 4.5) or the Company's Involuntary Termination of Executive's Employment (as defined in Section 4.4) during the Term, Executive agrees to execute a general release of claims in a form agreeable to the Parties as a condition to receiving the benefits and payments provided under Section 5.1.

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     6. Property Rights And Obligations Of Executive.

        6.1. Trade Secrets. For purposes of this Agreement, "trade secrets" will include without limitation any and all financial, cost and pricing information and any and all information contained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the business of the Company or any of its affiliates ("Company Group"), has been divulged to or learned by Executive during Executive's employment by the Company Group, and has not previously been publicly released by duly authorized representatives of the Company Group or otherwise lawfully entered the public domain. Trade secrets as used herein is intended to come within the meaning of, but be broader than, Trade Secrets as defined in California Civil Code Section 3426.1(d).

        6.2. Preservation Of Trade Secrets. Executive will preserve as confidential all trade secrets pertaining to the Company Group's business that have been obtained or learned by Executive by reason of Executive's employment. Executive will not, without the prior written consent of the Company, either use for Executive's own benefit or purposes or disclose or permit disclosure to any third parties, either during the Executive's employment or thereafter (except as required in fulfilling the duties of Executive's employment), any trade secret connected with the business of the Company. Executive agrees that Executive will not disclose to the Company or induce the Company to use any trade secrets belonging to any third party.

        6.3. Property Of The Company. Executive agrees that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by Executive or come into Executive's possession by reason of and during the Executive's employment with the Company Group are the property of the Company Group and will not be used by Executive in any way adverse to the Company Group's interests. Executive will not allow any such documents or things, or any copies, reproductions or summaries thereof, to be delivered to or used by any third party without the specific consent of the Company Group. Executive agrees to deliver to the Board of Directors of the Company or its designee, upon demand, and in any event upon the termination of Executive's employment, all of such documents and things which are in Executive's possession or control.

        6.4. Noncompetition And Nonsolicitation By Executive.

          6.4.1. Noncompetition. Executive agrees that during the Term, Executive will not directly or indirectly compete with the Company Group in the active business of the Company Group in such territories as the Company Group continues in active business.

          6.4.2. Nonsolicitation Of Employees. Executive agrees during the Term and for two years following the termination of Executive's employment, Executive will not recruit, engage in passive hiring efforts, solicit or induce any person or entity who during the period within one year prior to the termination of Executive's employment with the Company, was an employee or independent contractor of the Company Group, to leave or cease employment or other relationship with the Company Group for hire or engage the services of such person for Executive in any business substantially similar to or competitive with that in which the Company Group was engaged during Executive's employment.

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          6.4.3. Nonsolicitation Of Customers. Executive acknowledges that in the course of employment, Executive has and will continue to learn about the Company Group's business, services, materials, programs and products and the manner in which they are developed, marketed, served and provided. Executive acknowledges that the Company Group has invested considerable time and money in developing its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. Executive further acknowledges that the Company Group must keep secret all pertinent information divulged to Executive about the Company Group business concepts, ideas, programs, plans and processes, so as not to aid the Company Group's competitors. Accordingly, the Company Group is entitled to the following protection, which Executive agrees is reasonable: Executive agrees that during the Term and for a period of two years following the termination of Executive's employment, Executive will not, on Executive's own behalf or on behalf of any person or entity other than the Company, knowingly solicit, call upon, or initiate communication or contact any customer or prospective customer of the Company Group with the intent of soliciting business or diverting business from the Company Group.

        6.5. Effect Of Violation Of Provisions Of Section 6. The Parties agree that to the extent permitted by law, in the event that Executive breaches Executive's obligations under Section 6, effective upon the determination of the breach, except for payments required by Section 5.2, the Company's obligations will to make post termination payments will terminate.

        6.6. Survival Provisions And Certain Remedies. Unless otherwise agreed to in writing between the Parties hereto, the provisions of this Section 6 will survive the termination of this Agreement. In the event Executive breaches any of the provisions of this Section 6, Executive agrees that the Company will be entitled to injunctive relief in addition to any other remedy to which the Company may be entitled.

        6.7. Severability. The covenants in this Section 6 will be construed as separate covenants and to the extent any covenant will be judicially unenforceable, it will not affect the enforcement of any other covenant. In the event that any of the provisions of this Section are deemed to exceed the temporal or geographic limitations permitted by law, then such provisions will be and are hereby reformed to the maximum temporal or geographic limitations permitted by law.

     7. General Provisions.

        7.1. Notices. Any notices or other communications required or permitted to be given under this Agreement must be in writing and addressed to the Company or Executive at the addresses below, or at such other address as either Party may from time to time designate in writing. Any notice or communication that is addressed as provided in this Section 7 will be deemed given (a) upon delivery, if delivered personally or via certified mail, postage prepaid, return receipt requested; or (b) on the first business day of the receiving Party after the timely delivery to the courier, if delivered by overnight courier. Other methods of delivery will be acceptable only upon proof of receipt by the Party to whom notice is delivered.

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

If to Company/Company Group:        Southwest Water Company
                                    Attn: Vice President of Human Resources
                                    624 South Grand Avenue
                                    Suite 2900
                                    Los Angeles, CA  90017
                                    Facsimile No.:  (213) 929-1890

If to Executive:                    Cheryl L. Clary
                                    284 Berkshire Avenue
                                    La Canada, CA 91011
                                    Facsimile No.: (818) 248-8159

        7.2. Choice Of Law And Forum. This Agreement will be governed by and construed in accordance with the laws of the State of California and both Parties consent to the personal jurisdiction of the courts of the State of California.

        7.3. Arbitration. Subject to the exceptions described in this Agreement, any controversy, dispute or claim arising out of or relating to this Agreement or any breach of it (each a "Claim" and collectively "Claims"), will be settled by binding arbitration in Los Angeles, California in accordance with the Employment Dispute Resolution Procedures of any recognized arbitration organization selected by the parties to resolve any Claim.

          7.3.1. The Claims covered by this agreement include, without limitation, claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), harassment (including, but not limited to race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance. This provision shall not apply, however, to claims for workers' compensation or unemployment insurance benefits or claims; nor shall it restrict the Executive's right to submit claims to the Equal Employment Opportunity Commission or the Department of Fair Employment and Housing, as appropriate. The Parties may elect to arbitrate or bring a civil action to obtain any injunctive or other provisional relief (including for breaches or threatened breaches of Section 6 or any of the restrictive covenants, confidentiality and non-disclosure agreements).

          7.3.2. The Parties may select an arbitrator from any recognized arbitration associations satisfactory to both Parties. If the Parties cannot agree on an arbitrator within 30 days of the demand for arbitration, the moving Party will request from either of American Arbitration Association, JAMS or ADR a list of five (5) names drawn from its panel of employment arbitrators. The Parties will select from that list by striking arbitrators pursuant to the strike procedures of that organization.

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          7.3.3. The demand for arbitration must be in writing and made within the applicable statue of limitations period. The parties will be entitled to conduct reasonable discovery, including conducting depositions and requesting documents. The arbitrator will have the authority to resolve discovery disputes including determining what constitutes reasonable discovery. The arbitrator will have all powers conferred by law, and will prepare and provide to the Parties a written decision and award which includes factual findings and the conclusions upon which such an award is based. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction

          7.3.4. If required by law, the fees for the arbitrator and the arbitration forum shall be paid by the Company and Executive will not be required to bear any type of expense that the Executive would not be required to bear if Claims were litigated in court. The Parties will each bear their own attorneys' fees and costs incurred in connection with the arbitration, except for any attorneys' fees or costs which are awarded by the Arbitrator pursuant this Agreement or statute which provides for recovery of such fees and costs.

          7.3.5. The Company and Executive each understand and agree that by using arbitration to resolve any claims between the Parties, the Company and Executive are giving up any right that they may have to a judge or jury trial with regard to the Claims. Both Parties acknowledge that they are entering into this Agreement voluntarily and have independently negotiated and agreed upon this arbitration provision.

        7.4. Entire Agreement. This Agreement supersedes any and all other agreements whether oral or in writing, between the Parties hereto with respect to the employment of Executive by the Company (including Executive's Severance Compensation Agreement) and contains all covenants and agreements between the Parties relating to such employment in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any Party, or anyone acting on behalf of any Party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding.

        7.5. Modification And Waiver. Any modification of this Agreement will be effective only if it is in writing signed by the Party to be charged. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

        7.6. Assignment. Because of the personal nature of the services to be rendered hereunder, this Agreement may not be assigned in whole or in part by Executive without the prior written consent of the Company. Subject to the foregoing limitation, this Agreement will be binding on, and will inure to the benefit of, the Parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. The Company agrees to require any successor to assume and perform this Agreement.

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        7.7. Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement will be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances will not have the effect of rendering any such provision inoperative, unenforceable, or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

        7.8. Representation By Counsel; Interpretation. The Company and Executive acknowledge that each Party to this agreement has had the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or decision which would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. In addition, the term "including" and its variations are always used in the non-restrictive sense (as if followed by a phrase such as "but not limited to"). The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the Parties.

        7.9. Corporate Authority. The Company represents and warrants as of the Effective Date that the Company's execution and delivery of this Agreement to Executive and the carrying out of the provisions of the Agreement have been duly authorized by the Company's Board of Directors and authorized by the Company's shareholders as appropriate.

        7.10. Attorneys' Fees. In any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful Party will pay the successful Party all costs, expenses, and reasonable attorneys' fees.

        7.11. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of, which will be deemed an original, but all of which together will constitute one and the same instrument. Fax signatures will be valid and binding.

        7.12. Headings And Captions. Headings and captions are included for purposes of convenience only and are not a part of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first written above at Los Angeles, California.

                                       SOUTHWEST WATER COMPANY



                                       By: /s/ Shelley A. Farnham
                                           -------------------------------
                                       Its:     V.P. Human Resources

                                       EXECUTIVE



                                       /s/ Cheryl L. Clary
                                       -----------------------------------
                                       CHERYL L. CLARY



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